Exhibit 10.10

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT

THIS NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT (this “Agreement”) is effective as of the Effective Date, by and between Nextel Finance Company., a Delaware corporation (“Nextel”), with offices at 2001 Edmund Halley Drive, Reston, VA 20191 and the website operator identified below (“Operator”).

Nextel, with its Affiliates, owns and operates a wireless communications and data service, including a service (the “Nextel Online Internet Service”) that enables customers of the Nextel service to access and browse Internet content via a wireless phone; Operator owns and operates a web site that provides products and services to Operator’s customers and is or will be enabled for access through wireless devices. Operator desires to have links to the Operator Site included in the default configuration of Nextel’s handsets.

 OPERATOR SITE AND CONTACT INFORMATION

Web Site:	www.xsvoice.com/

Wireless Site:	http://www.xsvoice.com/nextel

Web Site Operator:	XSVoice, Inc.

Address:	1019 16th Ave. South, Nashville, TN

Attention:	Russ Benhardt

SCHEDULE AND TERM

Effective Date:	___________________

Launch Date:	November 1, 2001

Initial Term:	Effective date through January 31, 2002

By signing below, the parties understand that they are entering into a binding, legal agreement as of the Effective Date, consisting of all terms and conditions and exhibits set forth above and attached hereto.

OPERATOR:		NEXTEL FINANCE COMPANY:
By:		By:
	Signature of Authorized Representative		Signature of Authorized Representative
	Print Name and Title of Representative		Print Name and Title of Representative

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

TERMS AND CONDITIONS
(Definitions are included in Section 10.)

1.	Link Placements

1.1.	Handset Link

1.1.1.
Placement. Nextel agrees that during the Term the default configuration for Qualifying Handsets shall include a link to the Operator Wireless Site (the “Handset Link”). The Handset Link shall be placed as determined by Nextel in its discretion, subject to any additional placement requirements set forth on Exhibit B.

1.1.2.
Link URL. At least 30 days prior to the Launch Date, Operator will provide to Nextel the link URL to be used by Nextel, along with such technical information regarding the Operator Site as is reasonably requested by Nextel. The Handset Link URL will link to a landing page on the Operator Wireless Site that is fully WAP compliant, contains at least the features of the Operator Site identified on Exhibit B, will contain a unique identifier sufficient for Operator to track and identify traffic initiated through the Handset Link and otherwise will be as approved by Nextel.

1.1.3.
Approval. Nextel reserves the right to terminate this Agreement prior to the Launch Date if Operator fails to provide adequate information regarding the Operator Site or if, in its discretion, Nextel determines that the Operator Site is not appropriate for a Handset Link. Any such termination shall be by written notice to Operator and neither party shall have any liability or obligation to the other, except pursuant to Section 6 hereof, upon any such termination.

1.2.	Operator Site Link

1.2.1.
Placement. Operator agrees that during the Term it shall place a link to the Nextel Site on the Operator Site (the “Operator Site Link”). The Operator Site Link shall be placed as determined by Operator in its discretion, subject to any additional placement requirements set forth on Exhibit B.

1.2.2.
Link URL. At least 10 days prior to the Launch Date, Nextel will provide to Operator the Operator Site Link URL and suitable graphics to be used by Operator. The Operator Site Link URL will link to a landing page on the Nextel Site that is designated by Nextel and approved by Operator.

1.3.	Launch Date. Both parties shall use commercially reasonable efforts to launch the availability of the Handset Link on or before the Launch Date specified on the cover hereof (“Launch Date”).

1.4.	Operational Requirements.

1.4.1.
Service Levels. Operator shall maintain the Operator Site (including the Operator Wireless Site and any pages accessed through the Handset Link) and Nextel shall cause its appropriate Affiliates to maintain the Nextel Online Internet Service and the Nextel Site in accordance with the requirements of Exhibit C. The parties acknowledge that Nextel may redesign, delete or replace any aspect of the Nextel Online Internet Service or may redesign or replace the type or placement of links offered on the Qualifying Handsets.

1.4.2.	Operator Site Content. Operator agrees that it shall only include the content and features on the Operator Wireless Site that are described on Exhibit B.

1.4.3.
Advertising. Operator agrees that, without Nextel’s prior written consent, it shall not cause or permit any advertising to be served to or displayed on any Qualifying Handset except as set forth in Exhibit G and, in any event, shall not cause or permit any advertising for any wireless carrier other than Nextel to be served to or displayed on any Qualifying Handset.

1.4.4.
Customer Support. Nextel shall be responsible for all customer support relating to the Nextel Online Internet Service and the telecommunications elements of the Nextel Online Internet Service. Operator shall be responsible for all customer support relating to Operator Content and the Operator Site.

1.5.	Non-exclusivity. The relationship provided for in this Agreement is nonexclusive for both parties.

1.6.
Support Procedure. Operator shall maintain and operate in accordance with reasonable support and problem resolution procedures and guidelines for resolving problems relating to the collaboration hereunder and to users’ access to the Operator Wireless Site through the Handset Link (the “Support Procedures”). The Support Procedures will include at least (i) points of contact for incidents of varying severity; (ii) a commitment for internal escalation procedures for problem incidents; and (iii) notifications for scheduled downtime or modifications to the Operator Wireless Site.

2.	Fees

Operator shall pay Nextel the fees as described on Exhibit A. Unless otherwise provided on Exhibit A:

2.1.	Payment Schedule. Operator shall pay Nextel the amount due each calendar quarter within thirty (30)

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

days of the end of the quarter. Operator shall also deliver to Nextel a report supporting the amount paid in reasonable detail.

2.2.
Records and Inspection Rights. Operator shall keep and maintain proper records and books of account relating to the amounts payable hereunder. Nextel may inspect such records to verify rendered statements, but not more than twice in any twelve (12) month period. Any such inspection (an “Audit”) will be conducted after reasonable notice and during regular business hours at Operator’s offices in a manner that does not unreasonably interfere with Operator’s business activities. Any Audit shall be at Nextel’s cost and expense; provided, however, if it reveals underpayments in any quarterly period in excess of five percent (5%) of amount actually paid for such quarter, Operator shall pay the reasonable cost of the Audit. Operator shall immediately pay Nextel the amount of any underpayment revealed by an Audit.

3.	Promotional Commitments

Both parties agree to promote the availability of the Operator Content on the Nextel Online Internet Service in accordance with Exhibit D. In addition, Nextel may (but shall not be required to) (i) include one or more links to the Operator Site on the Nextel Site and (ii) include a description (including in such description Operator’s name and/or corporate logo) of the services and features available on the Operator Site or through the Handset Link on the Nextel Site and in promotional and advertising materials regarding Nextel and the Nextel Online Internet Services.

4.	Use of Trademarks

Each party grants the other a non-exclusive, nontransferable, royalty-free license to use, reproduce, distribute and display the trademarks described in Exhibit Esolely in connection with (i) the display of Operator Content as part of the Nextel Online Internet Service in the United States, its territories and possessions (ii) the advertising and promotion of the availability of the Operator Content on Nextel Online Internet Service and (iii) the display of any links, as expressly permitted hereunder between the Operator Site and the Nextel Site, provided that uses of such trademarks in advertising and promotion must be approved by the trademark owner in advance and are in compliance with the trademark owner’s then-current trademark usage guidelines. Each party agrees that all uses of the other party’s trademarks will: (i) not alter the trademarks in any way; and (ii) use the trademarks so that each of such trademarks creates a separate and distinct impression from any other trademark that may be used by the other party. Each party agrees that all uses of the other party’s trademarks, including the goodwill and reputation associated therewith, will inure to the benefit of the other party.

5.	User Data

5.1.
Operator User Data. Except as provided below, Operator has the exclusive right to collect, store and use all Operator User Data. Nextel acknowledges that, as between Operator on the one hand and Nextel and its Affiliates on the other hand, all Operator User Data shall be owned by Operator.

5.2.
Nextel User Data. Except as provided below, Nextel has the exclusive right to collect, store and use all Nextel User Data. Operator acknowledges that, as between Operator and its Affiliates on the one hand and Nextel and its Affiliates on the other hand, all Nextel User Data shall be owned by Nextel.

5.3.
Collected Data of the Other Party. In the event that either party receives or has access to any Collected User Data of the other, such party agrees to comply with all applicable data privacy policies of the other covering User Data as such may be provided by from time to time, provided that neither party shall be subject to such restriction with respect to information provided to it by its customers, even if such information is also provided as Collected User Data to the other.

5.4.
Referral Information. Notwithstanding the foregoing, neither party may directly or indirectly disclose any Referral Information (as defined below), either alone or together with other information, to any third party, nor use or permit any other person or entity to use any Referral Information to specifically target communication to end-users or to otherwise specifically solicit users. “Referral Information” means any information disclosing that a specific user linked from an Qualifying Handset to the Operator Wireless Site via the Handset Link and any personally identifying information about such specific user (including identification, individually or in the aggregate, as a customer of Nextel or its Affiliates) derived from such linking.

5.5.
Reporting. The parties will cooperate in sharing relevant user data about the collaboration contemplated hereunder. Such data will include the reports listed in Exhibit F. Notwithstanding the foregoing, neither party will be required to disclose or exchange any personally identifiable information about its users or customers. Information disclosed in such reports will be considered Confidential Information of the disclosing party and may be used by the receiving party, its agents and contractors, for any internal business purpose (including for the purpose of marketing products and services to users and customers) of the receiving party and its Affiliates, provided that all such use shall be subject to applicable privacy policies of the disclosing party (the extent provided to the receiving party), law and regulations.

5.6.
User Privacy. Operator agrees to abide by Nextel’s policies regarding end-user privacy, including the policies prohibiting unsolicited telephone calls and SMS messages to Nextel users without express and specific permission from the end-user.

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

6.	CONFIDENTIALITY

6.1.
Terms and Conditions. The terms and conditions of this Agreement will be considered confidential and will not be disclosed to any third parties except that the same may be disclosed to (i) a party’s employees, agents, representatives, accountants, attorneys, and financial advisors subject to reasonable confidentiality restrictions, and (ii) as otherwise required by law.

6.2.
Generally. Each party acknowledges that Confidential Information may be disclosed to the other during the Term. As used herein, “Confidential Information” means any and all information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing party, including, but not limited to, trade secrets, marketing data, product and business plans, and unpublished financial information. During the Term and for a period of three years following expiration or termination of this Agreement (or such shorter period that is the longest period permitted by applicable law), each party shall use the same care to prevent disclosing to third parties the Confidential Information of the other party as it employs to avoid disclosure, publication, or dissemination of its own information of a similar nature, but in no event less than a reasonable standard of care. Except as contemplated by this Agreement, neither party shall make any use of the other party’s Confidential Information or refuse to promptly return, provide a copy of, or destroy the other party’s Confidential Information upon request of the other party. The receiving party shall immediately notify the disclosing party upon gaining knowledge of any disclosure, loss, or use of the disclosing party’s Confidential Information in violation of this Agreement. Notwithstanding the foregoing, this limitation shall not apply to any information that the receiving party can demonstrate: (i) was in the public domain at the time of disclosure to it; (ii) was published or otherwise became a part of the public domain, after disclosure to the receiving party, through no fault of its own; (iii) was in the possession of the receiving party at the time of disclosure to it from a third party who had a lawful right to such information and disclosed such information to it, without a breach of duty owed to the disclosing party; or (iv) was independently developed by the receiving party without reference to Confidential Information of the disclosing party.

7.	Limitation Of Liability; Disclaimer.

7.1.
Limitation of Liability. EXCEPT FOR (I) BREACHES OF SECTION 6 OR (II) THIRD PARTY LIABILITIES SUBJECT TO THE INDEMNITY PROVISIONS OF SECTION 8, UNDER NO CIRCUMSTANCES WILL EITHER PARTY OR ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING FROM THE SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE TYPE OF CLAIM AND EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. IN THE EVENT OF A BREACH OF ANY OF THE TERMS OF THIS AGREEMENT BY NEXTEL, OPERATOR’S SOLE AND EXCLUSIVE REMEDY SHALL BE RECOVERY OF PROVEN DIRECT DAMAGES NOT TO EXCEED THE GREATER OF (I) THE FEES PAID OR PAYABLE TO NEXTEL UNDER THIS AGREEMENT DURING THE THREE MONTHS IMMEDIATELY PRECEDING THE DATE OF DETERMINATION OF THE BREACHING PARTY’S LIABILITY OR (II) ONE THOUSAND DOLLARS.

7.2.
Disclaimers. EXCEPT FOR THE EXPRESS WARRANTIES MADE IN THIS AGREEMENT, ALL MATERIALS, CONTENT, SERVICES, AND DELIVERABLES PROVIDED BY ONE PARTY TO THE OTHER PARTY HEREUNDER ARE PROVIDED “AS IS.” THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, TITLE AND NON-INFRINGEMENT.

8.	Certain Legal Claims.

8.1.
Liability for Operator Site. Operator is solely responsible for any legal liability arising out of or relating to any material to which users can link through the Handset Link and the products or services offered or transactions effected through the Operator Site. Operator represents and warrants that: the operation and use of the Operator Site (including but not limited to the content used or displayed therein) and the use, reproduction, distribution, transmission, display or serving of the Handset Link on the Nextel Qualifying Handsets will not violate any laws or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade secret, or other proprietary, property or other right, false advertising, consumer fraud, unfair competition, defamation, invasion of privacy or rights of

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

celebrity, or violation of any antidiscrimination law or regulation.

8.2.
Indemnification by Nextel. Nextel, at its own expense, will defend Operator and its employees, representatives, and agents against any claim, suit, action or proceeding based on or relating to the Nextel Online Internet Service, exclusive of claims arising out of or related to Operator Content or the Operator Site. Nextel will indemnify and hold Operator and its employees, representatives, and agents harmless from and against any costs, damages and fees reasonably incurred, including but not limited to fees of attorneys and other professionals, that are attributable to such claims.

8.3.
Indemnification by Operator. Operator, at its own expense, will defend Nextel, Nextel Affiliates, and their respective employees, representatives and agents against any claim, suit, action or proceeding based on or relating to the Operator Content or the Operator Site or breach by Operator of Section 8.1. Operator will indemnify and hold Nextel, Nextel Affiliates, and their respective employees, representatives and agents harmless from and against any costs, damages and fees reasonably incurred, including but not limited to fees of attorneys and other professionals, that are attributable to such claims.

8.4.
Indemnification Procedures. With respect to any claims to which Sections 8.2 or 8.3 apply, the party seeking indemnity (“Indemnified Party”) shall promptly notify the other party (“Indemnifying Party”) of any such claims, and the Indemnified Party shall permit the Indemnifying Party to assume and control the defense of the claim with counsel reasonably acceptable to the Indemnified Party. The Indemnifying Party will not be responsible for any settlement made by the Indemnified Party without the Indemnifying Party’s written permission, which permission will not be unreasonably withheld. The Indemnified Party shall have the right to employ separate counsel (at the expense of the Indemnified Party) and participate in the defense of any claim or action. The Indemnifying Party may not settle any claim or action under this Section 8 on the Indemnified Party’s behalf without first obtaining the Indemnified Party’s written permission. In the event the parties agree to settle a claim or action covered by this Section 8, the Indemnifying Party agrees not to publicize the settlement without first obtaining the Indemnified Party’s written permission.

8.5.
Insurance. At all times during the Term, Operator shall maintain an insurance policy or policies reasonably satisfactory to Nextel and adequate in amount to insure Operator against all liability associated with this Agreement, including potential liability pursuant to the indemnities provided above. Operator shall provide Nextel with a copy or certificate of such policy or policies within ten business days after any request therefor and thereafter shall promptly notify Nextel of any material change in such policy or policies.

9.	Term And Termination.

9.1.
Term. This Agreement will become effective as of the Effective Date and will, unless sooner terminated as provided below, expire at the end of the initial term set forth on the cover page hereof. Thereafter the Agreement may be renewed by amendment provided one party gives notice of intent to renew to the other party thirty (30) days prior to the expiration of the initial term.

9.2.
Termination. This Agreement may be immediately terminated by either party upon notice if the other party: (i) files a petition in bankruptcy, or makes an assignment for the benefit of its creditors; (ii) materially breaches its obligations under this Agreement (other than Sections 5.6, 6 or 11.2) and fails to cure the breach within thirty (30) days after receiving written notice; or (iii) materially breaches Sections 5.6, 6 or 11.2. In addition, Nextel may terminate this Agreement upon thirty (30) days written notice to Operator if the functionality of the Operator Wireless Site is materially changed from that described in Exhibit B. Finally, both parties may also terminate this Agreement in accordance with the specific termination provisions in the Exhibits, if any or elsewhere herein.

9.3.
Effect of Termination. Upon any termination or expiration of this Agreement for any reason, each party shall promptly return the other party’s Confidential Information. Sections 5, 6, 7, 8 and this Section 9.3 shall survive the expiration or termination of this Agreement. Upon the termination or expiration of this Agreement, the parties hereto agree that each party shall immediately cease the utilization of any trademarks of the other.

10.	Definitions

10.1.	“Affiliate” means, with respect to a party, any entity that controls, is controlled by, or is under common control with such party.

10.2.	“Collected User Data” means the Operator User Data and the Nextel User Data.

10.3.	“Nextel Site” means the world wide web site of Nextel currently located at the URL www.nextel.com.

10.4.
“Nextel User Data” means both individual and aggregate data, including Transmission Data, generated in connection with a user’s use of the Nextel Online Internet Service or otherwise exchanged between Nextel and users.

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

10.5.	“Operator Content” means the data, information, and other content made available by Operator on the Operator Wireless Site for transmission to users via the Nextel Online Internet Service.

10.6.
“Operator Site” means the world wide web site of the Operator addressed by the URL set forth on the cover page or any successor thereto and the pages within and linked to such site, including the Operator Wireless Site.

10.7.
“Operator User Data” means both individual and aggregate data (i) generated in connection with a user’s use of Operator Content or the Operator Wireless Site or (ii) otherwise exchanged between Operator and users via the Nextel Online Internet Service.

10.8.	“Operator Wireless Site” means the then-current web site developed by Operator with content formatted for transmission to wireless handheld devices.

10.9.
“Qualifying Handset” means a wireless phone enabled by Nextel and activated by the customer to access Internet content and services via the Nextel Online Internet Service for which Nextel provides a default mini-browser configuration.

10.10.	“Term” means the initial term and any renewal term hereof pursuant to Section 9.1.

10.11.
“Transmission Data” means data generated in connection with a user’s use of the Nextel Online Internet Service constituting transmission information rather than content of a transmission. Transmission Data includes, without limitation, the identity of the transmitting and receiving parties, the time and length of the communication, the location of the transmitting party and the identity of internet sites visited. Transmission Data does not include, for example, the identity of products purchased at internet sites.

11.	Miscellaneous

11.1.
Assignment. Either party may perform its obligations hereunder directly or through one or more of its Affiliates. Nevertheless, such party shall be responsible for the performance of any of its Affiliates. Except as provided in this Section 11.1, neither party may assign or delegate its obligations under this Agreement, whether in whole or part, by operation of law or otherwise, without the other party’s written consent, provided that either party may assign this Agreement to an Affiliate, so long as such Affiliate assumes all obligations under this Agreement.

11.2.
Construction.  If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

11.3.
Entire Agreement.  This Agreement does not constitute an offer by Operator or Nextel and it shall not be effective until signed by both parties and all exhibits have been completed and attached hereto. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications. It shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Nextel and Operator by their respective duly authorized representatives.

11.4.
Execution of Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together will constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission, provided that the parties agree to execute identical original Agreements as soon as possible thereafter.

11.5.
Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder caused by material labor strikes, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, earthquakes, or any other cause which is beyond the reasonable control of such party provided that such party makes reasonable efforts to promptly remedy the failure or delay when such cause is eliminated. If a party’s failure or delay of performance is excused by this Section for thirty (30) days or more, the other party may, but is not obligated to, terminate this Agreement upon written notice to the nonperforming party.

11.6.
Governing Law.  This Agreement shall be governed by the internal substantive laws of the Commonwealth of Virginia. Operator consents to jurisdiction and exclusive venue in the state and federal courts sitting in the Commonwealth of Virginia. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys’ fees.

11.7.
Independent Contractors.  Nextel and Operator are independent contracting parties, and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, a franchise, or a joint venture between the parties.

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

11.8.	Notices And Contacts. All notices required by this Agreement will be deemed to have been given when actually received by the party to which notice is provided at the address provided herein.

[End of Agreement Text.]

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

Exhibit A

Fees

1	Link Placement on Mobile Homepage
During the initial three-month term, the Trial, Operator will not charge Nextel customers for use of the Operator service. During the Trial, Operator will not share fees with Nextel.

Both parties at the conclusion of the trial shall negotiate revenue sharing. Agreement on these terms is a renewal requirement.

2	Advertisement Revenue Fees
Nextel will waive the right to revenue share for advertising served during the Trial so long as that advertising meets Nextel requirements detailed within this agreement and Operator provides Nextel with reporting on the value and quantity of advertising served.

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

Exhibit B

Site and Link Descriptions

1.	Description of features included on Operator Site to be included on Operator Wireless Site:

XSVoice will provide and manage an “audio” WAP Audio application that will provide Nextel customers with the ability to stream both live and on-demand audio programs to their Nextel phones. XSVoice will utilize its SWInG (Streaming Wireless Internet Gateway™) technology to enable the audio content to be streamed to Nextel mobile devices.

XSVoice’s SWInG (Streaming Wireless Internet Gateway™) platform is a behind-the-scenes enabling technology that will integrate into Nextel’s wireless telecommunications infrastructure and will enable Nextel to provide live or pre-recorded streaming audio content to users of its current-generation WAP-enabled wireless devices.

The initial WAP audio application will contain the categories, sub-categories, and audio programs outlined and attached to this document as Exhibit I. Operator and Nextel recognize and agree that content changes frequently and that audio programs, categories, and sub-categories may be added, changed, or removed by Operator at anytime during the trial.

During the Trial, Operator will provide a splash page or other means effectively communicate the nature and duration of the Trial.

2.	Placement of Handset Link:

The Operator Site will receive general placement on the default pages of the Nextel Online Wireless Internet Service. The Operator Site will appear in the “Portal” category or in a category with similar situated services as determined by Nextel discretion.

Should Operator provide Nascar.com Audio and Nextel agree to place a link to this content within the Nextel Online Wireless Internet Service, that link will be placed in the “Sports” category or in a category with similar situated services as determined by Nextel discretion.

Nextel may redesign, delete or replace any aspect of the Nextel Online Internet Service or may redesign or replace the type or placement of links offered on the Qualifying Handsets.

3.	Placement of Operator Site Link:

A Nextel logo and link to the Nextel wireline Internet site will be placed not more than 3 clicks away from the Operator homepage where Mobile partners appear. Nextel will be treated not less prominently than other carriers.

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Exhibit C

Service Level Agreement
Nextel Wireless Web Content Partners

I. Introduction
This document is the Service Level Agreement (“SLA”) between Nextel and Operator, whereby Operator will provide wireless web site content and applications (collectively, “Application(s)”) and services to provide such Applications to operate with Nextel services (including but not limited to SMS (short messaging system) and wireless data services) for use by all subscribers of Nextel services (“End-user(s)”) at the levels set forth in this SLA (“Services”). To adequately offer and support Applications, Nextel and Operator agree to the terms and conditions set forth in this SLA including, but not limited to, the following areas.

•	Application availability to the End-user
•	Trouble identification and resolution process
•	Ongoing Application support, upgrade, and change control plan

II. Application Availability to End-user
Application Availability
The Application availability requirement at commercial launch and thereafter for Applications and support tools is 99.5% over 365 days a year, 7 days a week, and 24 hours a day. This equates to an average of 7.2 minutes of outage during a 24-hour period. This includes all unscheduled Application outage as well as any scheduled outage that cannot be performed during the maintenance window set forth below.

Scheduled Downtime/Maintenance
It is expected that occasional downtime will be required to maintain and enhance the Application. This downtime must be scheduled at least 48 hours in advance with Nextel’s consent and be performed between the hours of 02:00 AM and 06:00 AM Eastern Time and shall not exceed two hours in length. Special consideration may be given by Nextel as dictated by End-user needs. For example, some Applications might need to be online during late evening/early morning times. If Application is not operable/is experiencing downtime and work time required by Operator is expected to exceed two hours in length, then seven days prior notification to Nextel is required.

Notifications/Alerts to Nextel
During the course of normal operations, Operator may experience service impairments (including but not limited to slow response and partial service outage). Operator shall notify the Nextel Network Operations Center (“NOC”) of any service impairment within the initial response times set forth in this SLA under “Trouble Identification and Resolution Process” and Operator will immediately begin an investigation to determine the cause of the service impairment with Nextel’s assistance as requested if necessary. Such notification by Operator to Nextel shall be made by telephone to 1-877-207-9125 (NOC) as well as electronic mail to mcleannoc@nextel.com and pnoc@nextel.com. Sufficient details of the service impairment shall be provided by Operator to Nextel to enable prompt resolution of the service impairment (including but not limited to service affected, extent of impairment, contact for joint troubleshooting).

Operator shall monitor Applications 365 days a year, 7 days a week and 24 hours a day and shall take immediate action to resolve any Application problems and issues.

III. Trouble Identification and Resolution Process
Goal of the Trouble Identification and Resolution Process
The goal of the trouble identification and resolution process is to resolve all Service and Application problems and impairments by Operator: (a) before they are seen by an End-user, or (b) as quickly and efficiently as possible once reported by an End-user or any other person. To this end, monitoring and surveillance as well as troubleshooting and issue determination and analysis are key to achieving these goals. Coordination of activities between Nextel and Operator is essential and Operator agrees to immediately communicate all relevant information and/or data to Nextel as set forth herein.

Priority Assignments and Resolution Intervals

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To ensure a concerted, coordinated, resolution effort, agreement on the priority category and the problem resolution interval for Services is needed. The following tables establish these terms.

Priority	Criteria and Examples
High
Criteria:
•  Problem has been assessed/verified by Operator.
•  The Application is not delivering value expected by NEXTEL to a cross-section of End-users. A systemic issue is reasonably judged to be the cause of the Service interruption.
•  Operator supplied, Applications administration tools are not available or operational. End-user status and configuration issues can not be resolved.

Examples:
•  < Please provide details of what you deem a high priority>
example: High priority means an error in or inability to use the Application or Service which causes a complete (100%) loss of Service for any subset of End-users and for which a workaround has not been made available and which causes an important or material component of the Operator Services to be unusable. Example: End-users receiving “bad http status” error when attempting to connect to the Operator site.

Medium
Criteria:
•  Problem has been assessed/verified by Operator.
•  Significant Service degradation to Application or Service performance.
•  Flaw in administration tool that is causing significant loss of functionality and no clear workaround is immediately available.

Examples:
•  < Please provide details of what you deem a medium priority>
example: Medium priority means an error in but not inability to use the Application or Service (all errors except for “High Priority” errors set forth above) that causes degradation of performance of an Application or Service and that constitutes a failure of a material product feature which causes significant inconvenience to End-users, system or product malfunction or non-usability by End-users.

Low
Criterion:
•  Problem has been assessed/verified by Operator.
•  Problem with the Application that is inconvenient for Nextel or End-users but can be worked around with minimal disruption to the End-user’s access to an Application(s) and activity and results in minimal usage reduction by End-users.

Examples:
•  < Please provide details of what you deem a low priority>
example: Low priority means an error in but not inability to use the Application or Service that has minimal current impact on the End-user and/or causes a malfunction of a non-essential product feature.

The following table sets forth response times required of Operator:

Priority	Time Requirement for Initial Response	Update Interval	Time Requirement for Resolution
High	30 minutes or less	Every 60 minutes	2 hours
Medium	60 minutes or less	Every 2 hours	4 hours
Low	1 business day or less	Daily	1 week or less

Management Notification Protocol
If time requirements set forth above for problem resolution are not met, the NEXTEL NOC will provide advisories to Nextel’s management as set forth below under “Nextel Notification Protocol”. Operator will also provide advisories to Operator’s management team as set forth below under “Operator Notification Protocol”. This will allow maximum situational awareness of key issues and allow coordinated communications and resolution efforts.

Nextel Notification Protocol
Priority	Resolution Time Requirement Not Met	2x Time Requirement Needed for Resolution	3x Time Requirement Needed for Resolution
High	Director NOC	VP NOC	VP Engineering & Operations
Medium	Director NOC	VP NOC	VP Engineering & Operations
Low	Director NOC	VP NOC	VP Engineering & Operations

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

Operator Notification Protocol
Priority	Resolution Time Requirement Not Met	2x Time Requirement Needed for Resolution	3x Time Requirement Needed for Resolution
High	Director NOC	Director Production Systems	VP Operations
Medium	Director NOC	Director Production Systems	VP Operations
Low	Director NOC	Director Production Systems	VP Operations

The Operator Care Process
Nextel is responsible for support of the Nextel service, the Nextel network, and the telecommunications elements of the Nextel Wireless Web Service. Operator is responsible for all support of Operator Services. Operator’s toll-free telephone number that Nextel may provide to End-users experiencing problems with Operator Services is 1-800-______________, which toll-free number will be answered in person 24 hours a day, 7 days a week, 365 days a year. If Operator determines the problem is due to End-user error, an Operator customer service representative will walk the End-user through the necessary steps to use the Service. In all other cases, Operator will follow the “Trouble Identification and Resolution Process” set forth above.

Nextel/Operator Escalation Contact Information
The following table lists the points of contact for consultation and escalation of technical issues between Operator and Nextel. All Nextel and End-user calls to Operator will be answered 365 days a year, 7 days a week and 24 hours a day.

Nextel Contacts (For Operator Use)
Call Types	Nextel Department	Nextel Phone Numbers to Use	Hours of Operation
End-user Issues	Nextel Customer Care	1-800-639-6111	7 days a week 24 hours a day
Operational Issues	NOC	1-877-207-9125	7 days a week 24 hours a day

Operator Contacts (For Nextel Use)
Call Types	Operator Department	Operator Phone Numbers to Use	Hours of Operation
End-user Issues	Operator Customer Care	xxx-xxx-xxxx	7days a week 24 hours a day
Operational Issues	NOC/Data Operations	xxx-xxx-xxxx	7days a week 24 hours a day

IV. Open Issues List and Reporting
There are two types of weekly Operator reporting that will be required: operational and customer care.

Operational Reporting
Operator will provide weekly reports to Nextel’s NOC via email to mcleannoc@nextel.com and pnoc@nextel.com, on the status of all issues reported by Nextel during the week of the report no later than Tuesday of the following week. This report will contain the date that the issue was opened, a summary of the issue, the current issue status and, if resolved, the date and description of the resolution. This report shall be submitted to Nextel no later than Tuesday of the week following the immediately preceding week.

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

Customer Care
A monthly report containing the following information will be provided to Nextel’s NOC via email to [insert email address] by the Operator no later than the first Friday of the month following the immediately preceding month:
•	Number of calls transferred from Operator to Nextel.
•	Time of resolution for each call and how it was resolved.

A quarterly report containing the following information will be provided to Nextel’s NOC via email to [insert email address] by the Operator no later than the second Friday of the month following the immediately preceding quarter:
•	Total number and description of unresolved issues.
•	Number of customer care calls Operator receives each month of the quarter being reported.

V. Applications Performance Validation and Change Control
Objectives of the Applications Performance Validation and Change Control Process
The objectives of the Applications Performance Validation and Change Control Process are to assure that all Applications meet, and continue to meet, Nextel’s expectation for performance and feature functionality. This process defines the series of subprocesses required to assure Application performance and system-level compatibility throughout the Application and supporting systems life cycle. These subprocesses and the associated responsibilities are set forth below.

Application Validation & Verification (“AV&V”)
The goal of the AV&V process is to capture and/or quantify functional and performance issues and/or metrics related to an Application or Service offering prior to commercial launch or cutover. Qualifying activities may include:
•
Applications not previously deployed with Nextel’s general service offerings, Software releases and upgrades and updates associated with Applications actively available as a part of Nextel’s general service offering;

•	New releases and upgrades associated with Applications actively available as a part of Nextel’s general service offering;
•	Bug fixes and patches to be applied to actively available Applications, any upgrades or modifications to the Applications hardware or software platform; and
•	Any modification, upgrades, updates or changes to the communications (WAN) component of the Applications offering.

The information obtained during the testing stage of this process shall be disseminated to the various responsible constituencies within Nextel as requested by Nextel for the general purposes of Care and network planning. Nextel and the Operator will cooperate to assure that testing occurs on a release or version of the software, platform, and communications environment prior to commercial release or cutover.

Application Change Process
Operator will notify Nextel Operations of all Application, communications and hosting/platform related changes, maintenance and upgrades that affect the application feature functionality or may be customer impacting. Notification will be made by means of a mutually agreed format and single point of contact at least thirty (30) days prior to the change. For each planned change or upgrade, an open problem list of key critical issues shall be maintained by Operator. This list must be made available to Nextel prior to and as part of the AV&V process. This will allow Nextel and Operator to complete analysis and testing, if required, to confirm continued Applications operation. Based on the information provided in regards to the application update, Nextel will determine whether the impact to the user would require the application to be submitted to Nextel’s AV&V process.

If Nextel determines that the AV&V process is necessary, new releases will be submitted through the Nextel point-of-contact [the specific Business Development/Product Manager] (“POC”), employing the existing Nextel documentation and request forms that will be provided by Nextel. AV&V Requests submitted for software releases will detail all new feature functionality and performance changes associated with the release. Releases will be managed and deployed according to the agreed to FOA process. All new software releases must be compatible with all current and previous versions (at least two prior versions) of software and Applications, except, in certain cases where prior written consent has been obtained from Nextel.

Maintenance
Operator will provide Nextel with a 30/60 day rolling schedule for planned maintenance. This schedule will define the nature of the planned maintenance and what, if any, End-user or system impact can be anticipated. Nextel’s NOC will be notified of all unplanned maintenance or changes as described in the “Notifications/Alerts to Nextel” section of this SLA.

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

Exclusive Remedy for Breach
The Parties agree that, notwithstanding any provisions to the contrary in the Agreement, the exclusive remedy for a breach of any obligation set forth in this SLA or any contractual provision of the Agreement pertaining to the obligations in this SLA, shall be a right of termination of under Section 9.2(ii) of the Agreement.

w:\legal\commercial\blank documents\agreement forms\E Commerce\Form SLA2.26.01

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

Exhibit D

Promotion Plans

•
Nextel agrees to place a description of the Operator application on the Nextel.com primary web site in a manner and position substantially similar to other Nextel partners in the same Nextel category as Operator.

•
Operator agrees to place a description of the Nextel services on the Operator Site in a manner and position substantially similar to other Operator partners in the same category as Nextel, provided that Nextel gives prior written approval to any description used by Operator.

•
Neither party shall issue press releases or make other public announcements regarding this Agreement without the other party’s prior written consent, which consent shall not be unreasonably withheld. Nextel shall have he right to reference the service described in this Agreement in promotional materials; provided such promotional materials have been approved in writing by Operator.

•
During the first month of the trial, Nextel will provide a description of the Operator Service and a link to the Operator Site within the ‘What’s New’ category on the Nextel Online Wireless Internet Service.

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

Exhibit E

Trademarks

1. Nextel trademarks:

NEXTEL®, NEXTEL®.COM, NEXTEL ONLINE®, plus those graphic logos (if any) as provided to Operator or an Affiliate for the purposes of this Agreement. Nextel may, but is not obligated to provide additional trademarks to Operator for use in connection with this Agreement. Nextel may amend its trademarks at any time in its sole discretion.

2. Operator trademarks:

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

Exhibit F

Reports

On or before the 5th day of every month Operator will provide Nextel with the following reports:
•	Total page views/month
•	Unique visitors/month
•	Number of visitors/month
•	Unique log-ins/month
•	Number of log-ins/month
•	Number of advertisement served/month
•	Gross amount of advertising revenue during the month

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

Exhibit G

Advertising Requirements

Operator and Nextel agree as follows:

Operator may elect to serve audio advertising, whether for Operator or a third party, during the audio buffer period of the delivered streams within the Operator Service, only if the inclusion of such Audio Advertising is and must be in accordance with the following requirements:

a)
Unless agreed upon in writing by Operator and Nextel, Text Advertising shall not link to content, an application or any URL hosted by another source/entity other than Operator, Operator’s advertising agency or the site of the party receiving such advertising and in no event will the Text Advertising extend beyond a single web page (example: linking to Yahoo!, America Online or Sun Microsystem’s wireless site is prohibited).

b)	Nextel and Operator will consider alternative approaches to deliver advertising that must be mutually agreed upon in writing before Operator may implement or deliver such advertising.

c)
Operator shall not, without Nextel’s prior written consent, cause or permit any advertising for Nextel competitors or for any wireless carrier other than Nextel to be served to or displayed on any Qualifying Handset and shall not cause or permit advertising for wireless device manufacturers or the interactive properties of various competitors. These competitors shall include but are not limited to:

Airgate, Alamosa PCS, Alltel Corporation, AOL Anywhere & AIM services, AT&T / NTT DoCoMO, Cingular, Dobson, Excite@Home Wireless Portal, Leap Wireless, MSN Mobile Wireless Portal & IM services, Quest Communications, Rural Cellular, Sprint PCS/Virgin Mobile, Telecorp, Triton PCS, Ubiquitel, US Cellular, US Unwired, Verizon , VoiceStream/Deutsche Telecom, Western Wireless, and Yahoo! Wireless.

d)	Operator shall share the revenues resulting from the sales of the Audio Advertising with Nextel as set forth in Exhibit A of the Agreement.

e)
Operator shall not permit Push advertisements (defined below) or Alert advertisements (defined below) that do not require the consent of a Nextel end user. All Push advertisements and Alert advertisements shall require the opt-in consent by the Nextel end user receiving such Push advertisement or Alert advertisement. In addition, Text Advertising shall include the identification of the advertiser in the Text Advertising. Operator shall manage Nextel User opt-in consents via real-time web-based administration on Operator Site and wireless-based administration on Operator Wireless Site.

f)	Operator shall limit House Ads (defined below) to less than twenty-five percent (25%) of total advertisements served on Qualifying Handsets.

g)
Operator may conduct customer/end-user feedback inquiries to determine customer/end-user perceptions and obtain customer/end-user feedback concerning the Text Advertising (“Feedback”). Subject to any confidentiality restrictions, Operator shall provide a copy of Feedback to Nextel promptly upon its availability to Operator. Upon Nextel’s written request and advertiser’s consent, Nextel shall be given the opportunity to participate in meetings or sessions with customers/end-users to obtain Feedback (“Feedback Session”) and to participate in preparing all written materials to obtain Feedback (“Feedback Materials”). If the customer/end user experience or Feedback, as obtained by Operator, is negative, the parties will use commercially reasonable efforts to work together to solve the problem. If the problem is not solved to Nextel’s reasonable satisfaction, Nextel may, in its sole discretion, terminate Operator’s right to advertise on Qualifying Handsets over the Nextel wireless network. Upon such termination, Operator shall promptly remove all advertising from Qualifying Handsets and no advertising of any kind shall be or caused to be served or displayed by Operator on any Qualifying Handset.

h)
Operator and any third party serving advertising on behalf of Operator acknowledge that adherence to privacy and fair information collection is of utmost importance to Operator, third party and Nextel. Operator will feature an easy to understand privacy policy to identify the nature of any user information collected, the purpose for collecting such information in connection with both Operator’s content delivery activities, and any third party’s advertising serving activities at Operator site URL.

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

2.     The following definitions shall govern for the purposes of Exhibit G and the Agreement:

a)
"Audio Advertising" shall mean (i) any audio-based advertisement whether for Operator or a third party, that Operator conveys in the Operator Content for listening on any Qualifying Handset. Audio Advertising does not and shall not include any other type of advertisement. Audio Advertising includes all promotional messages for Operator or a third party including but not limited to sponsorship arrangements.

b)
“Alert” advertisements are Advertising that employ the data alert mechanisms. The user is made aware of the availability of a message (Data Net Mail) by means of the applicable alerting mechanism and then acts upon that alert by deleting, saving or retrieving the associated message.

c)
“Push” advertisements shall mean those advertisements that have the ability to deliver content to the Qualifying Handset in a fashion that requires no action on the part of the user and preempts most or all other Qualifying Handset related activities. Push advertisements are text-based and capture the entire Qualifying Handset display for some defined period of time in order to present content. They remain fixed on the display until some time parameter has expired, an internal operation is automatically invoked, between user initiated events. In no case should the user be required to act upon the Push advertisement in order to remove it.

d)	“House Ads” shall mean advertising for or on behalf of Operator’s own benefit.

e)

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

Exhibit H

Content Standards

Content Standards. Operator is responsible for ensuring that materials, advertising and/or functionality that it develops, creates and posts in the Operator Content or on the Operator Site and/or Operator Wireless Site meet the following content standards:

a)	do not intentionally disparage, defame, or discredit the Nextel name and are not intentionally derogatory or detrimental to the good name or business reputation of Nextel;

b)	are not unlawful, defamatory, obscene, harassing, or racially or ethnically offensive;

c)	do not intentionally promote illegal activity;

d)	do not intentionally facilitate or promote unlawful violence, discrimination based upon race, gender, color, creed, age, sexual orientation, or disability;

e)	do not depict sexually explicit images or language;

f)	do not promote a competitor of Nextel; and

g)
do not provide a platform that would enable users to register for e-mail or messaging services, provide the ability to enter URL or create a portal to services or applications not provided by Operator.

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

Exhibit I

WAP Audio Structure

Operator will provide the following WAP audio categories, sub-categories, and links for the initial launch of the audio application. Operator reserves the rights to modify, add, or remove links, categories, and sub-categories at any time in order to provide value to its users.

Main Category	Sub Category	Company Name	Live/On Demand
News	Bloomberg	Bloomberg Financial Update	On Demand
News	Bloomberg	Bloomberg Headline News	On Demand
News	Bloomberg	Bloomberg Live	Live
News	Bloomberg	Bloomberg Top Business Stories	On Demand
News	Business & Finance	ABS Live	Live
News	Business & Finance	CNET Radio live
News	Business & Finance	DOW Market Updates	Live
News	Business & Finance	Market Watch	On Demand
News	Business & Finance	NASDAQ Market Updates	Live
News	Business & Finance	NYSE Market Updates	Live
News	CNN	Business Update	On Demand
News	CNN	Celebrity Watch	On Demand
News	CNN	CNN & Time 100 Innovators	On Demand
News	CNN	CNN Lookout	On Demand
News	CNN	Computer Connections	On Demand
News	CNN	Earth Matters	On Demand
News	CNN	Gallop Poll	On Demand
News	CNN	Health Watch	On Demand
News	CNN	Journey to Wellness	On Demand
News	CNN	On Screen	On Demand
News	CNN	Prescription for your health	On Demand
News	CNN	Science and Technology	On Demand
News	CNN	Sports	On Demand
News	CNN	Top Stories	On Demand
News	CNN	Travel Guide	On Demand
News	CNN	Your Money	On Demand
News	Headline News	ABC News	Live
News	Headline News	BBC World Service	Live
News	Headline News	Houston Chronicle (Headline)	On Demand
News	Headline News	Houston Chronicle (National)	On Demand
News	Headline News	ITN Headline news	Live
News	Headline News	National Public Radio	Live
News	Headline News	NPR Headline News	On Demand
News	Headline News	USA Radio	Live
News	International	RFI	On Demand
News	Politics	CSPAN	Live

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

News	Politics	CSPAN2	Live
News	Politics	Federal News Radio	Live
News	Politics	Voice Of America	Live
News	Talk Radio	Business Talk Radio (Chicago)	Live
News	Talk Radio	Rush Limbaugh	Live
News	Talk Radio	WABC (New York)	Live
News	Talk Radio	WWNS Talk Radio	Live
Sports	News	ABC Today In Sports	On Demand
Sports	News	ESPN
Sports	News	ESPN Radio 24X7	Live
Sports	News	NBA Update	On Demand
Sports	News	NFL Injury update	On Demand
Sports	News	NFL Point spreads	On Demand
Sports	News	NFL Schedules and standings	On Demand
Sports	News	NFL update	On demand
Sports	News	NHL Update	On Demand
Sports	News	The Sporting News Online	Live
Sports	News	The Ticket (Dallas, TX)	Live
War on America		ABC News	Live
War on America		Federal News Radio	Live
War on America		National Public Radio	Live
War on America		PBS	On demand
War on America		USA Radio	Live
War on America		World Radio Network	Live
Entertainment	Comedy	Comedy Central	Live
Entertainment	Comedy	Radio Tiki	Live
Entertainment	Comedy	Robin Williams	On Demand
Entertainment	Drama	The Shadow Radio Broadcast	On Demand
Entertainment	Music	Country Cluster	Live
Entertainment	Music	Kennedy Center Archives	On Demand
Entertainment	Music	Mostly Classical	Live
Entertainment	Music	Virgin Radio	Live

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

Entertainment	People	ABCNews Spotlight on the Stars	On Demand
Entertainment	Shoutcast Top 10	Shoutcast Top 10 Radio Stations	Live
Entertainment	Talk Radio	Adrenaline Radio	On/Demand/Live
Entertainment	Talk Radio	NetRadio KMGX	Live
Entertainment	Talk Radio	NPR	Live
International	Foreign Language	Radio France	Live
International	Foreign Language	Radio France Intl Music	Live
International	News	ABS Live	Live
International	News	Australian Broadcasting Corporation	Live
International	News	China Radio International	Live
International	News	Houston Chronicle (World News)	Live
International	News	IRAN Radio One	Certain Times
International	News	Israel Radio	On Demand
International	News	ITN Headline news	Live
International	News	News Direct London	Live
International	News	Radio Hong Kong	Live
International	News	Radio Japan	Live
International	News	United Nations Radio - Perspective	On Demand
International	News	United Nations Radio - Scope	On Demand
Living	Health	Houston Chronicle / Health Watch	On demand
Living	Health	WebMD	Live
Living	Horoscopes	Aquarius	On demand
Living	Horoscopes	Aries	On demand
Living	Horoscopes	Cancer	On demand
Living	Horoscopes	Capricorn	On demand
Living	Horoscopes	Gemini	On demand
Living	Horoscopes	Leo	On demand
Living	Horoscopes	Libra	On demand
Living	Horoscopes	Pisces	On demand
Living	Horoscopes	Sagittarius	On demand
Living	Horoscopes	Scorpio	On demand
Living	Horoscopes	Taurus	On demand
Living	Horoscopes	Virgo	On demand
Living	Religious	Air1 Radio	Live
Living	Religious	BVOV Radio	Live
Living	Religious	Christian Media Network	Live
Living	Religious	Christian Pirate Radio	Live
Living	Religious	Family Radio	Live
Living	Religious	INet Worship	Live
Living	Religious	News2Day	On Demand

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL

Living	Religious	Radio Vatican	On Demand
Living	Religious	TBN	Live
Living	Talk Radio	Dave Ramsey	Live
Living	Talk Radio	Dr. Laura	Live
Living	Talk Radio	OneWord Radio	On Demand
Living	Talk Radio	Real Estate Radio	On Demand
Living	Tech & Science	CNET Radio live	Live
Living	Tech & Science	Environmental News Networks	On Demand
Living	Tech & Science	Houston Chronicle / Digital Pipeline	On Demand
Living	Tech & Science	Houston Chronicle / Hi-Tech Buzz	On Demand
Living	Tech & Science	Houston Chronicle / Science Update	On Demand
Living	Tech & Science	WebTalkGuys	On Demand

NEXTEL ONLINE HANDSET PLACEMENT AGREEMENT - CONFIDENTIAL